Exhibit 8.4

June 20, 2013

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, Washington 98003

Re:	Weyerhaeuser Company 13,800,000 Shares of
Mandatory Convertible Preference Shares

Ladies and Gentlemen:

We have acted as special tax counsel to Weyerhaeuser Company, a Washington corporation (the “Company”), in connection with the proposed offer and sale of 13,800,000 shares of its 6.375% Mandatory Convertible Preference Shares, Series A, par value $1.00 per share, pursuant to the Underwriting Agreement, dated June 18, 2013 (the “Underwriting Agreement”), by and between the Company and Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as representatives of the several underwriters named in Schedule I thereto (the “Underwriters”). This letter is delivered to the Company pursuant to Section 5(c) of the Underwriting Agreement. Capitalized terms employed but not otherwise defined herein shall have the meanings assigned to them in the Underwriting Agreement.

I.	Basis for Opinion

The opinion set forth in this letter is based on the application of relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and administrative rulings and practices of the Internal Revenue Service (the “IRS”) (including its practices and policies endorsed in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change that may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

Weyerhaeuser Company

Mandatory Convertible Preference Shares

In rendering the following opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including, but not limited to: (1) the Restated Articles of Incorporation of the Company dated April 18, 2011, as amended through the date hereof; and (2) certain organizational and corporate governance documents of the Company (those documents referred to in clauses (1) and (2), the “Reviewed Documents”). Additionally, with respect to the qualification of the Company as a real estate investment trust within the meaning of Code section 856 (“REIT”) following the acquisition (the “Acquisition”) by the Company of a 99% interest in Longview Timber LLC., a Delaware limited liability company (“Longview”), and its subsidiaries pursuant to the Stock Purchase Agreement dated as of June 14, 2013 among Longview Timber Holdings, Corp., a Delaware corporation, the Company, Weyerhaeuser Columbia Holding Co., LLC, a Delaware limited liability company, and the security holders party thereto, we refer to the opinion of KPMG addressed to the Company dated as of June 14, 2013, a copy of which is attached hereto (the “KPMG Opinion”), providing that one of the Longview subsidiaries, Longview Fibre Company, qualifies as a REIT through the closing date of the Acquisition. We have assumed the truth and correctness of the factual matters and legal conclusions expressed in the KPMG Opinion relating to Longview Fibre Company’s qualification as a REIT through the closing date of the Acquisition.

The opinion set forth in this letter is also premised on the written representations of the Company contained in a letter to us dated as of the date hereof that we have discussed with the Company (the “Representation Letter”), a copy which is attached hereto. For purposes of rendering our opinion, we have not made, and will not make, an independent investigation or audit of the facts set forth in the Reviewed Documents or the Representation Letter. We consequently have relied upon the representations and statements of the Company as described in the Reviewed Documents and the Representation Letter, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects relevant to our opinion. Any statement herein to the effect that we have relied upon, or assumed the truth, correctness or completeness of, any representations, warranties or statements in any documents (and any similar statements herein) mean that we have relied upon or assumed the truth, correctness or completeness of such representations, warranties or other statements, as the case may be, insofar as they relate to factual matters but not as to legal conclusions, except for the KPMG Opinion.

In this regard, we have assumed, with your consent, the following:

(i) that (A) all of the representations and statements set forth in the Reviewed Documents and the Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

Weyerhaeuser Company

Mandatory Convertible Preference Shares

(ii) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(iii) that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

(iv) from and after the date of this letter, the Company will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, the provision allowing for the disposal of assets within thirty days after the close of a calendar quarter included in Section 856(c)(4) of the Code (flush language), and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Representation Letter) may adversely affect the conclusion stated herein.

II.	Opinion

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the succeeding paragraphs, we are of the opinion that:

A.	the Company was organized and, commencing with its calendar year beginning on January 1, 2010, has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

B.	the statements in the Time of Sale Prospectus and the Prospectus under the captions “Material Federal Income Tax Consequences” and “Certain Federal Income Tax Considerations”, insofar as such statements constitute summaries of the laws, regulations, legal matters, agreements or other legal documents referred to therein, are accurate in all material respects and fairly summarize the matters referred to therein.

We assume no obligation to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws subsequent to the date of this opinion letter, and we are not undertaking to update this opinion letter.

The Company’s qualification and taxation as a REIT depends upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the

Weyerhaeuser Company

Mandatory Convertible Preference Shares

various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to its shareholders, and the diversity of its share ownership, and upon the Company utilizing all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, the provision allowing for the disposal of assets within thirty days after the close of a calendar quarter included in Section 856(c)(4) of the Code (flush language), and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. We will not review the compliance of the Company with these requirements on a continuing basis. No assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to its shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state, local or foreign tax issues.

Nothing in this opinion letter is intended or written to be used, and it cannot be used, by any taxpayer, including, without limitation, the Company or its direct or indirect investors or lenders, for the purposes of avoiding penalties that may be imposed on any taxpayer under the Code.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Covington & Burling LLP

Covington & Burling LLP